UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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GTC BIOTHERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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October 23, 2006

Dear Shareholder,

The last few months have brought forth exciting developments for GTC. Most notably and as you are likely aware, this summer we received market authorization in Europe for ATryn®, the first transgenically produced protein ever to be approved for human therapeutic use. This historic first approval provides a unique moment in time for GTC to leverage our position as a leader in transgenic technology to build momentum in the development of a broader pipeline of products.

We were fortunate to be able to begin this transformation when we established the partnership with LEO Pharma A/S in the fourth quarter of 2005 to develop ATryn® beyond the initial hereditary deficiency indication. We look forward to initiating the disseminated intravascular coagulation, or DIC, clinical studies with LEO around the end of this year. DIC is one of what we believe are a number of larger market acquired antithrombin deficiencies for which ATryn® can be developed.

The common wisdom is to put your eggs into more than one basket. That has certainly been true in our industry where the experience has been that it is very difficult to build a substantial company on the basis of a single product, even with additional outside contracts. Our challenge is to build a proprietary pipeline of potentially valuable products with multiple indications in a financially prudent way.

We believe the types of products which are best suited to our transgenic production platform are recombinant forms of human plasma proteins and monoclonal antibodies. We are excited to tell you about LFB Biotechnologies, a collaborative partner that can help open up new and previously unattainable opportunities for us in these types of products. LFB Biotechnologies is a direct subsidiary of Laboratoire francais du Fractionnement et des Biotechnologies, or LFB, which is the dominant producer of plasma-derived products in France, with 19 marketed products that treat over half a million patients a year for over 80 pathologies. By entering into our agreement with LFB Biotechnologies, we will be able to leverage LFB’s broad experience in the development and marketing of plasma proteins for a wide range of medical conditions to advance the application of our proven transgenic mammal technology.

The first program to be initiated under this agreement is the development of a transgenically produced recombinant form of human factor VIIa (rhFVIIa). Factor VIIa is a protein that is useful as a treatment for hemophilia, which is caused by a number of genetic conditions that may lead to excessive bleeding. Independent market analysis estimates that the market potential for recombinant factor VIIa is likely to rise from its reported $845 million of sales in 2005 to $2 billion over the next six years.

The intent of this collaboration is that GTC and LFB Biotechnologies will participate 50/50 in the costs and profits of the products developed jointly. Importantly, GTC will retain exclusive commercial rights in North America for rhFVIIa and any other products developed as a result of this collaboration. LFB Biotechnologies will hold exclusive commercial rights to the products in Europe and our two companies will hold co-exclusive rights in the rest of the world. GTC will be responsible for the development of the production system for the products, while LFB will be responsible for clinical development and regulatory review of the first program.

Entering into an agreement with an affiliate of an established and prominent leader in the plasma-derived marketplace such as LFB is a tremendous validation of the significant commercial potential of our transgenic technology. In addition, it will provide us with valuable strategic benefits, including the opportunity to share product development costs, gain access to capabilities in clinical development and marketing and receive a significant infusion of cash to strengthen our balance sheet.

Recognizing that GTC’s future is more secure with appropriate financing, LFB Biotechnologies has also committed to investing $25 million in GTC as part of this agreement. This investment would make LFB Biotechnologies our largest shareholder at the completion of the transaction. However, its equity position will be limited by contractual requirements to 19.9% of our common stock equivalents, and is coupled with a strategic desire by both companies for GTC to remain independent.

The proceeds of the $25 million investment will be unrestricted, meaning that we can use the cash to create value anywhere in our company, in addition to the collaboration with LFB Biotechnologies. This is an advantage that will enable us to continue to pursue value-building opportunities from a position of strength. We ask that you approve the proposals described in the enclosed proxy materials to permit this investment.

Completing this transaction will still allow us to enter into agreements to use our platform production technology to produce products for other companies. This is a business model we intend to continue to pursue on an opportunistic basis. While these contracts do not offer the same profit potential or the ability to drive the completion of the programs as in our relationships with LEO and LFB Biotechnologies, they do provide a level of revenue to support the cost of our needed infrastructure. We also intend to continue our own research and development programs for products outside of our partnerships, with a particular focus on the promising areas of hematology, including protein replacement therapy in genetic disorders, critical care, and oncology.

This is truly an exiting time for GTC. The collaboration with LFB Biotechnologies provides important benefits both for the long term and in enabling us to accelerate our development of a more robust pipeline of recombinant plasma proteins and monoclonal antibodies. Your approval of the proposals in the proxy statement is very important and will help us all realize this vision.

Sincerely,

Geoffrey F. Cox, Ph.D.
Chairman and Chief Executive Officer
GTC Biotherapeutics, Inc.

175 Crossing Boulevard
Framingham, Massachusetts 01702

_______________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on December 5, 2006
_______________

     A Special Meeting of shareholders of GTC Biotherapeutics, Inc., a Massachusetts corporation (“GTC”), will be held at the Residence Inn by Marriott, 400 Staples Drive, Framingham, Massachusetts 01702, at 2:00 p.m. local time on December 5, 2006, for the following purposes:

1.

To approve the proposed amendment of GTC’s restated articles of organization to increase the number of authorized shares of our common stock, par value $0.01 per share (“Common Stock”), to 200,000,000 shares.

2.

To approve the proposed issuance of shares of our Common Stock and a promissory note of GTC convertible into shares of our Common Stock to LFB Biotechnologies pursuant to the Stock and Note Purchase Agreement, dated as of September 29, 2006, between GTC and LFB Biotechnologies.

3.	To transact such other business that may properly come before the meeting or any adjournment thereof.

     Only GTC shareholders of record at the close of business on October 23, 2006 are entitled to notice of and to vote at the special meeting or at any adjournment.

     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote by telephone or on the internet. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Nathaniel S. Gardiner
Clerk

October 31, 2006

TABLE OF CONTENTS

Page
INFORMATION CONCERNING THE SOLICITATION	1
BACKGROUND INFORMATION	7
PROPOSAL 1 — APPROVAL TO INCREASE THE NUMBER OF AUTHORIZED
SHARES OF OUR COMMON STOCK	10
PROPOSAL 2 — APPROVAL OF THE ISSUANCE OF COMMON STOCK AND
CONVERTIBLE NOTE TO LFB BIOTECH	14
ADDITIONAL INFORMATION	16

GTC BIOTHERAPEUTICS, INC.
175 Crossing Boulevard
Framingham, Massachusetts 01702

_______________

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 5, 2006
_______________

INFORMATION CONCERNING THE SOLICITATION

     Our Board of Directors is soliciting the enclosed proxy card for use at the Special Meeting of Shareholders to be held at the Residence Inn by Marriott, 400 Staples Drive, Framingham, Massachusetts 01702, at 2:00 p.m. local time on December 5, 2006, and at any adjournment thereof. This proxy statement and the accompanying proxy card are first being provided to our shareholders on or about October 31, 2006.

GENERAL INFORMATION ABOUT VOTING

     Who can vote. You may vote your shares of GTC stock at the special meeting if you were a shareholder of record at the close of business on October 23, 2006. On that date, there were (i) 73,614,060 shares of our Common Stock outstanding and (ii) 5,000 shares of our Series D preferred stock outstanding, which are convertible into a total of 5,000,000 shares of our Common Stock.

     How many votes you have. You have one vote for each share of Common Stock that you owned at the close of business on October 23, 2006, which is shown on your proxy card or other voting instruction form. Each share of Series D preferred stock is entitled to one vote for each share of Common Stock into which it is convertible.

     How to vote your shares in person. If you attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account), you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on October 23, 2006 in order to be admitted to the meeting. To be able to vote, you will also need to obtain a proxy from the brokerage firm or bank that is the holder of record of your shares.

     How to vote your shares by proxy. If you choose to vote by proxy, please complete, date, sign and return the proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your vote should be cast, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.

     How to vote your shares by telephone or the Internet. Instead of submitting your vote by mail on the enclosed proxy card, you may vote by telephone or “on line” via the Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered shareholder (that is, if you hold your stock in your own name) or you hold your shares in street name. In either case, you must follow the procedures described on your proxy card.

     In order to vote on line or via telephone, please have the enclosed proxy card in hand, and call the number or go to the website listed on the proxy card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.

     We encourage you to vote via the Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by e-mail. This lowers our costs and speeds delivery to you.

     Who to contact for additional information. If you have questions about this proxy solicitation or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor, The Altman Group at (800) 287-0142.

     Proposals to be considered at the special meeting. The principal business expected to be transacted at the meeting, as more fully described below, will be as follows:

1.	To approve the proposed amendment of our restated articles of organization to increase the number of authorized shares of our Common Stock to 200,000,000 shares.

2.	To approve the proposed issuance of shares of our Common Stock, as well as a promissory note of ours that will be convertible into shares of our Common Stock, to LFB Biotechnologies pursuant to the Stock and Note Purchase Agreement dated as of September 29, 2006 between us and LFB Biotechnologies. This agreement is also referred to as the Purchase Agreement and the promissory note is also referred to as the Convertible Note.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Quorum. A quorum of shareholders is required to transact business at the meeting. A majority in interest of the outstanding shares of Common Stock entitled to vote and represented at the meeting in person or by proxy constitutes a quorum for the transaction of business.

     Number of votes required. The number of votes required to approve the proposals scheduled to be presented at the meeting is as follows:

Proposal		Required Vote for Approval

•	Amendment of restated articles of organization to increase the number of authorized shares of our Common Stock to 200,000,000 shares	•	Affirmative votes representing a majority of shares outstanding

•	Issuance of Common Stock and Convertible Note to LFB Biotechnologies pursuant to the Purchase Agreement	•	Affirmative votes representing a majority of the votes cast for or against the proposal

     Abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the special meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or regulations of The NASDAQ Stock Market, or NASDAQ, from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. In voting on the proposals, any abstentions, votes withheld and broker non-votes will not be counted as votes cast for the first proposal, which requires an affirmative vote of a majority of shares outstanding. Any abstentions, votes withheld and broker non-votes for the second proposal will be disregarded and not treated as votes cast and, therefore, will not affect the outcome of that proposal.

     Discretionary voting by proxies on other matters. If other matters properly become issues to be voted upon before the meeting, the persons named on the proxy card, or designated by electronic or telephonic vote, will have the authority to vote on those matters for you as they determine. Aside from the proposals to amend the restated articles of organization and to issue Common Stock and the Convertible Note pursuant to the Purchase Agreement, we do not know of any other proposals that may be presented at the special meeting.

     How you may revoke your proxy. You may revoke the authority granted by your executed proxy card at any time before its exercise by filing with GTC, Attention: Nathaniel S. Gardiner, our corporate clerk, a written revocation or a duly executed proxy card bearing a later date, or voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.

     Voting results. We expect to announce shortly after the meeting whether the proposals have been approved. We will also publish the voting results in our Annual Report on Form 10-K for the 2006 fiscal year, which we plan to file with the Securities and Exchange Commission in March of 2007.

     Expenses of solicitation. We will bear all costs of soliciting proxies. We have hired a proxy solicitation firm, The Altman Group, to assist in soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of our Common Stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from shareholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and footnotes show the amount of our Common Stock beneficially owned as of October 4, 2006 by (i) persons known by us to be beneficial owners of more than 5% of our Common Stock, (ii) the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers as of the end of fiscal year 2005, (iii) our directors and (iv) all of our current executive officers and directors as a group.

     The number of shares beneficially owned by each person listed below includes any shares over which the person has sole or shared voting or investment power as well as shares which the person has the right to acquire on or before November 30, 2006 by exercising a stock option or other right to acquire shares. Unless otherwise noted, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. The percentage ownership of each person listed in the table below under the heading “Percent of Class” was calculated using the 73,563,677 shares of Common Stock outstanding on October 4, 2006, plus any shares that person could acquire upon the exercise of any options or other rights exercisable on or before December 3, 2006.

	Number of Shares	Percent of
Name and Address of Beneficial Owners	Beneficially Owned	Class
Five Percent Shareholders:
William Harris Investors, Inc. (1)
191 North Wacker Drive, Suite 1500 Chicago, IL 60606	6,968,912	8.4%
LFB Biotechnologies (2)
3, avenue des Tropiques,
Les Ulis, 91958 Courtaboeuf, France	5,000,000	6.8%
Genzyme Corporation (3)
500 Kendall Street,
Cambridge, MA 02142	5,298,243	6.6%
Executive Officers and Directors:
Geoffrey F. Cox (4)	848,101	1.2%
Robert W. Baldridge (5)	65,075	*
Kenneth A. Bauer (6)	22,500	*
Francis J. Bullock (7)	66,500	*
James A. Geraghty (8)	211,674	*
Michael J. Landine (9)	15,000	*
Pamela W. McNamara (10)	41,300	*
Marvin L. Miller (11)	39,500	*
Alan W. Tuck (12)	51,000	*
John B. Green (13)	391,079	*
Gregory F. Liposky (14)	265,749	*
Harry M. Meade (15)	337,581	*
Daniel S. Woloshen (16)	258,462	*
All executive officers and directors as a group (13 persons)	2,613,521	3.55%

____________________

*	Less than 1%.

(1)

Based on information contained in most recent Schedule 13G filing, filed on February 14, 2006, as well as information provided to us by this shareholder that it purchased 1,235,846 shares of Common Stock and warrants to purchase 815,000 shares of Common Stock in our July 2006 directed offering.

(2)	Consists of 5,000,000 shares of Common Stock issuable upon the conversion of the 5,000 shares of Series D preferred stock held by LFB Biotech.

(3)	Includes three common stock purchase warrants exercisable for 288,000, 55,833 and 29,491 shares of our Common Stock at prices of $4.88, $6.30 and $6.30 per share, respectively.

(4)

Includes 187,960 shares owned directly by Dr. Cox, 1,550 shares owned jointly with his grandchildren, 13,191 shares beneficially owned by Dr. Cox and held in our 401(k) plan, 550 held as a Custodian and 645,400 shares issuable to Dr. Cox upon the exercise of outstanding options exercisable on or before December 3, 2006.

(5)	Includes 5,075 shares owned directly by Mr. Baldridge and 60,000 shares of Common Stock issuable to Mr. Baldridge upon the exercise of outstanding options exercisable on or before December 3, 2006.

(6)	Includes 22,500 shares of Common Stock issuable to Dr. Bauer upon the exercise of outstanding options exercisable on or before December 3, 2006.

(7)	Includes 1,000 shares owned directly by Dr. Bullock and 65,500 shares of Common Stock issuable to Dr. Bullock upon the exercise of outstanding options exercisable on or before December 3, 2006.

(8)

Includes 62,791 shares owned directly by Mr. Geraghty, 1383 shares beneficially owned by Mr. Geraghty and held in our 401(k) plan and 147,500 shares of Common Stock issuable to Mr. Geraghty upon the exercise of outstanding options exercisable on or before December 3, 2006.

(9)	Includes 15,000 shares of Common Stock issuable to Mr. Landine upon the exercise of outstanding options exercisable on or before December 3, 2006.

(10)	Includes 3,800 shares owned directly by Ms. McNamara and 37,500 shares of Common Stock issuable to Ms. McNamara upon the exercise of outstanding options exercisable on or before December 3, 2006.

(11)	Includes 2,000 shares owned directly by Mr. Miller and 37,500 shares of Common Stock issuable to Mr. Miller upon the exercise of outstanding options exercisable on or before December 3, 2006.

(12)

Includes 1,000 shares owned directly by Mr. Tuck, 7,000 shares owned in Mr. Tuck’s Individual Retirement Account and 43,000 shares of Common Stock issuable to Mr. Tuck upon the exercise of outstanding options exercisable on or before December 3, 2006.

(13)

Includes 85,700 shares owned directly by Mr. Green, 22,978 shares beneficially owned by Mr. Green and held in our 401(k) plan, and 282,401 shares issuable to Mr. Green upon the exercise of outstanding options exercisable on or before December 3, 2006.

(14)

Includes 33,548 shares owned directly by Mr. Liposky, 16,801 shares beneficially owned by Mr. Liposky and held in our 401(k) plan, and 215,400 shares issuable to Mr. Liposky upon the exercise of outstanding options exercisable on or before December 3, 2006.

(15)

Includes 89,226 shares owned directly by Dr. Meade, 17,779 shares beneficially owned by Dr. Meade and held in our 401(k) plan, and 230,576 shares issuable to Dr. Meade upon the exercise of outstanding options exercisable on or before December 3, 2006.

(16)

Includes 71,634 shares owned directly by Mr. Woloshen, 16,628 shares beneficially owned by Mr. Woloshen and held in our 401(k) plan, and 170,200 shares issuable to Mr. Woloshen upon the exercise of outstanding options exercisable on or before December 3, 2006.

BACKGROUND INFORMATION

     On September 29, 2006, we entered into a Joint Development and Commercialization Agreement with LFB Biotechnologies S.A.S.U., referred to as LFB Biotech, providing for a strategic collaboration to develop selected recombinant plasma proteins and monoclonal antibodies using our transgenic production platform. The initial program in the collaboration will be to develop rhFVIIa, a transgenically produced recombinant form of human factor VIIa, which is a clotting factor in blood coagulation. We and LFB Biotech will share equally in the cost of development and commercialization of each product and will each be entitled to 50% of any profits derived from products developed through the collaboration so long as we and LFB Biotech contribute equally to their development. In the event that contributions to development are not equal, there is provision for adjustment of the profit split based on a formula using investment present values of the development costs that are weighted on a sliding scale using a higher multiple for costs incurred at the earlier stage of development.

     The agreement provides that a joint committee of GTC and LFB Biotech representatives will determine product development and commercialization plans. We will be responsible for development of the production system for the products and will retain exclusive commercial rights to the products in North America. LFB Biotech will be responsible for clinical development and regulatory review of the first program in this collaboration, and will have exclusive commercial rights in Europe. We and LFB Biotech will hold co-exclusive rights in the rest of the world to any products developed through the collaboration. The initial term of the agreement is fifteen years, subject to extension or termination by mutual consent, and the terms for any product developed through the collaboration will continue until the later of the initial term or ten years beyond regulatory approval of that product.

     In connection with the Joint Development and Commercialization Agreement, GTC entered into the Purchase Agreement with LFB Biotech, providing for LFB Biotech to purchase up to an aggregate of $25 million of our securities, consisting of up to 14,615 shares of convertible preferred stock (14,615,000 common shares on an as-converted basis), up to 3,630,000 shares of Common Stock, referred to as the Third Tranche Shares, and one or more subordinated convertible notes for the balance of the $25 million, referred to as the Convertible Note. The purchase price for the shares of stock is $1.23 per common share equivalent. These securities will be issued and sold in three installments, or tranches, the first of which involved LFB Biotech’s purchase of 5,000 shares of our newly designated Series D preferred stock at an aggregate purchase price of $6.15 million on October 4, 2006. Completion of the second and third tranches is subject to our receipt of certain shareholder approvals, which we have agreed to seek from our shareholders.

     LFB Biotech is a wholly-owned subsidiary of Laboratoire francais du Fractionnement et des Biotechnologies, referred to as LFB. In connection with our agreements with LFB Biotech, LFB has entered into a Keepwell Agreement pursuant to which LFB has agreed (i) to cause LFB Biotech to perform its obligations under its agreements with us, (ii) to guarantee LFB Biotech’s performance under the Joint Development and Commercialization Agreement and the Purchase Agreement, and (iii) to provide LFB Biotech with sufficient funding to satisfy its obligations to us.

Stock and Note Purchase Agreement

     The following summary of the Purchase Agreement is qualified in its entirety by reference to, and should be read in conjunction with, the actual agreement, a copy of which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed on October 5, 2006 and is incorporated herein by reference.

     Under the terms of the Purchase Agreement, LFB Biotech has purchased the first tranche of shares of Series D preferred stock representing 5,000,000 common share equivalents, or approximately 6.8% of our shares of Common Stock outstanding prior to the transaction. In the second tranche, LFB Biotech has agreed to purchase, subject to receipt of the necessary shareholder approvals described below, an additional 9,615 shares of Series D preferred stock at an as-converted per share price of $1.23 and a subordinated convertible note in the principal amount of approximately $2.56 million, for an aggregate purchase price of approximately $14.39 million. Upon completion of the second tranche, LFB Biotech will hold, on an as-converted basis, approximately 19.9% of the shares of Common Stock outstanding prior to the transaction. In the third tranche, which is expected to close in early January 2007, LFB Biotech has agreed to purchase, subject to receipt of the necessary shareholder approvals described below, 3,630,000 shares of Common Stock at a price of $1.23 per share. Upon completion of the third tranche, but before any conversion of the convertible note, LFB Biotech will hold, on an as-converted basis, approximately 24.8% of the shares of Common Stock outstanding prior to the transaction.

     Series D Preferred Stock. Each share of the Series D preferred stock is convertible into 1,000 shares of our Common Stock. The Series D preferred stock entitles its holders to elect one director to our Board of Directors upon the issuance of a number of shares of Preferred Stock, on an as-converted basis, equal to or greater than 10% of our outstanding voting stock. The Series D preferred stock does not pay a dividend and does not have a liquidation preference. The Series D preferred stock is convertible at the option of the holder at any time and, at our option, after 2012 if the market price of our Common Stock exceeds $2.46 per share.

     Convertible Note. The Convertible Note will have a term of five years and will automatically convert into shares of Common Stock in conjunction with any future Common Stock offerings at the per share offering price of the respective offering, but in any such conversion the principal and accrued interest that is converted into Common Stock will be limited to an amount that will maintain LFB Biotech’s holdings at no more than 19.9% of our Common Stock on an as-converted basis. Upon any conversion of the convertible note in a future offering, LFB Biotech will be entitled to any registration rights provided in the offering, but it will not receive any warrants or other securities included in the offering. Interest on the convertible note, which will accrue at a rate of 2% per annum from the date of issue, will accumulate and be payable upon conversion, at our election, in cash or shares of our Common Stock valued at its fair market value at the date of conversion.

     Participation Rights. Under the Purchase Agreement, LFB Biotech has a five-year right to participate in our future offerings of Common Stock after the convertible note has been fully converted. LFB Biotech’s participation will be on the terms agreed upon by us and other investors in the future offerings and will be subject to confirmation by LFB Biotech that any purchase will not cause LFB Biotech to own more than 19.9% of our outstanding shares of Common Stock upon completion of the offering.

     Board Observer and Board Director. Under the terms of the Purchase Agreement, LFB Biotech appointed a non-participating observer to our Board of Directors to attend board meetings prior to election of LFB Biotech’s designated director and, following such election, whenever LFB Biotech’s designated director is unable to attend a board meeting of ours. LFB Biotech will be entitled to designate a director upon completion of its purchase of the second tranche of shares pending shareholder approval of Proposal 1 set forth herein. Both LFB Biotech’s observer and its designated director will be excluded from any deliberations or actions, and will not receive any information, relating to any matter to which LFB Biotech or LFB is either directly or indirectly involved or has any interest that is competing or inconsistent with our interests. The LFB Biotech designated director will serve in the class of directors whose term expires at the 2009 annual meeting of shareholders. Thereafter, LFB Biotech, as sole holder of the Series D preferred stock, will be entitled to nominate and elect one director.

     Registration Rights. Under the terms of the Purchase Agreement, beginning in October 2007, LFB Biotech will have the right to request that GTC register for resale up to 10,000,000 of LFB Biotech’s shares of our Common Stock, subject to certain conditions and limitations. In addition, beginning in October 2007, LFB Biotech will have the right to have us include its shares of Common Stock in registration statements we file with the Securities and Exchange Commission, subject to specified conditions and limitations.

     Representations and Warranties. The Purchase Agreement is incorporated by reference to our Current Report Form 8-K, filed October 5, 2006 included as an exhibit to this Proxy Statement to provide information regarding its terms. Except for its status as the contractual document between the parties with respect to the agreements described therein, it is not intended to provide factual information about the parties. The representations and warranties contained in the Purchase Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied upon by investors as statements of factual information.

PROPOSAL 1 —
APPROVAL TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF OUR COMMON STOCK

Proposal

     We are seeking approval to amend our restated articles of organization to increase the number of authorized shares of our Common Stock to 200,000,000 shares. Our restated articles of organization currently provide that we are authorized to issue two classes of stock, consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. Our Board of Directors is authorized to establish and designate the rights, terms, and preferences of any series of preferred stock. Our Board of Directors has approved and adopted an amendment to the restated articles of organization, subject to shareholder approval, to increase the authorized number of shares of Common Stock to 200,000,000 shares. The proposed amendment to our restated articles of organization does not change the number of authorized shares of our preferred stock.

Impact On Existing Shareholders

     If Proposal 1 is approved, we will issue the second tranche Series D preferred stock shares, and subject to our receipt of shareholder approval of Proposal 2, the Convertible Note and the Third Tranche Shares. Upon completion of the second tranche closing, and excluding any future conversion of the Convertible Note into shares of our Common Stock, the cumulative shares of Series D preferred stock issued to LFB Biotech will represent, on an as-converted basis, approximately 16.6% of our total shares of Common Stock then outstanding. Upon issuance of the Third Tranche Shares, the cumulative shares of stock issued to LFB Biotech will represent, on an as-converted basis, approximately 19.9% of our total shares of Common Stock then outstanding. Issuance of the second tranche Series D preferred stock shares and the Third Tranche Shares would have a significant dilutive effect on our current shareholders’ percentage ownership of our Common Stock. Conversion of the Convertible Note would also have a similar dilutive effect, but we note that the price per share at which it would be converted will be determined by the price of our future offerings and, therefore, it is not possible to calculate the number of shares that would be issuable on conversion of the Convertible Note.

Purpose and Effect of Amendment

     As of September 30, 2006, before giving effect to the transactions contemplated by the Purchase Agreement, there were:

  73,563,677 shares of our Common Stock issued and outstanding, including 12,000,000 shares issued in our July 2006 directed placement;

  4,923,231 shares of Common Stock reserved for issuance upon exercise of stock options, of which 3,726,848 shares were then vested and exercisable at exercise prices ranging from $0.81 to $37.75;

  907,039 shares of Common Stock reserved for issuance upon the exercise of awards not yet granted under our 1993 and 2002 Equity Incentive Plans;

  256,094 shares of Common Stock reserved for issuance under our Employee Stock Purchase Plan; and

  14,623,668 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase Common Stock at exercise prices ranging from $1.4145 to $8.75 per share, including 7,800,000 shares issuable upon exercise of Common Stock purchase warrants issued in our July 2006 directed placement.

     Accordingly, as of September 30, 2006, there were an aggregate of 94,273,709 shares outstanding or reserved for issuance. An additional 5,000,000 shares of our Common Stock are reserved for issuance upon conversion of the 5,000 shares of Series D preferred stock issued to LFB Biotech on October 4, 2006 in the first closing under the Purchase Agreement.

     Pursuant to Proposal 1, we are seeking approval to amend our restated articles of organization to increase the number of authorized shares of Common Stock to 200,000,000 shares. This increase in the number of authorized shares of Common Stock will provide us with a sufficient number of authorized shares of Common Stock for reservation and issuance upon conversion of the second tranche Series D preferred stock shares and the Convertible Note and issuance of the Third Tranche Shares and, therefore, to complete the transactions contemplated by the Purchase Agreement. If our shareholders do not approve Proposal 1 and no similar proposal is approved by June 30, 2007, we will not be able to complete the second and third tranches under the Purchase Agreement and LFB Biotech’s obligation to purchase the second tranche Series D preferred stock shares, the Convertible Note and the Third Tranche Shares will terminate.

     In addition to completing the transactions under the Purchase Agreement, the increase in the number of authorized shares of Common Stock will allow us the flexibility to issue additional shares from time to time as our Board of Directors may determine for future financings, strategic business relationships, stock-based incentives to employees, directors and consultants and for other purposes. Our Board of Directors believes that the 726,291 authorized shares of Common Stock currently available for these purposes are not sufficient. Upon approval of Proposal 1, and assuming completion of the issuance of the second tranche Series D preferred stock shares and Third Tranche Shares under the Purchase Agreement, 87,481,291 shares of Common Stock will be available for use in the event our Board of Directors determines that it is necessary or appropriate to raise additional capital through the sale of securities, to establish strategic relationships with corporate partners and respond to potential business opportunities and provide equity incentives to attract and retain talented employees, directors and consultants through grants of stock options and other stock-based incentives.

     As of the date of this proxy statement, other than the issuance and sale of shares pursuant to the Purchase Agreement, upon the exercise of outstanding options and other issuances under our current equity incentive and stock purchase plans, our Board of Directors has no agreement, arrangement or intention to issue any of the shares for which approval is sought. If the proposed amendment to the restated articles of organization is approved by the shareholders, as well as the second proposal discussed further below, our Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law, rules of NASDAQ or other applicable stock exchange requirements.

Potential Effect of the Proposed Amendment on the Holders of Common Stock

     Although the increase in the authorized number of shares of Common Stock will not, in and of itself, have any immediate effect on the rights of our shareholders, any future issuance of additional shares of Common Stock, including issuances pursuant to the Purchase Agreement, could affect our shareholders in a number of respects, including diluting the voting power of current holders of our Common Stock and diluting the book value per share of outstanding shares of our Common Stock.

     In addition, the proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. An increase in the number of authorized shares of Common Stock could make a change in control more difficult because LFB Biotech will then hold 19.9% of the voting power of our outstanding voting securities, without the right to acquire additional securities unless approved by our Board of Directors. The increase in authorized shares will also facilitate the issuance of additional shares of Common Stock that will have the benefit of the rights provided by our shareholder rights plan. We may also issue shares of preferred stock, in addition to those issuable to LFB Biotech in the second tranche closing, without further shareholder approval and upon terms that our Board of Directors may determine in the future. The issuance of preferred stock that is convertible into a significant number of shares of Common Stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding stock.

     Accordingly, the proposed amendment may have the effect of permitting our current management, including our current board of directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business. However, other than the transactions under the Purchase Agreement, our Board of Directors is not aware of any efforts or designs to acquire a significant portion of our outstanding capital stock, and our Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Implementing the Proposed Amendment

     If approved by the shareholders at the special meeting, the proposed amendment to our restated articles of organization will become effective upon the filing of articles of amendment with the Secretary of the Commonwealth of Massachusetts. Although our Board of Directors intends to file the articles of amendment as soon as practicable after approval at the special meeting, and has agreed to do so under the Purchase Agreement, if, in the judgment of our Board of Directors, any circumstances exist that would make consummation of the proposed amendment inadvisable, then, in accordance with Massachusetts law, and notwithstanding approval of the proposed amendment to the restated articles of organization by the shareholders, our Board of Directors may abandon the proposed amendment, either before or after approval and authorization thereof by the shareholders, at any time prior to the effectiveness of the filing of the articles of amendment.

No Appraisal Rights

     Under Massachusetts law, shareholders are not entitled to appraisal rights with respect to the amendment to our restated articles of organization.

Recommendation of our Board of Directors

     Our Board of Directors has determined that the increase in the number of authorized shares of our Common Stock is advisable and in the best interests of our shareholders, and recommends that all shareholders vote “FOR” the approval of Proposal 1 at the special meeting.

Vote Required

     The affirmative vote of the holders of a majority of all shares of our stock entitled generally to vote on Proposal 1 at the special meeting is required to approve Proposal 1. Executed proxies with no instructions indicated thereon with respect to Proposal 1 will be voted for Proposal 1. If Proposal 1 is not approved, the increase in the number of authorized shares of our Common Stock will not be implemented.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.

PROPOSAL 2 —
APPROVAL OF THE ISSUANCE OF COMMON STOCK
AND CONVERTIBLE NOTE TO LFB BIOTECH

Proposal

     We are seeking approval of our issuance to LFB Biotech of the 3,360,000 shares of Common Stock that are the Third Tranche Shares, as well as the Convertible Note. For information regarding our proposed issuance of the Third Tranche Shares and the Convertible Note, the terms of the Convertible Note and our related transactions with LFB Biotech, see “Background Information” beginning on page 7.

Reason For Request For Shareholder Approval

     Our Common Stock is listed on the NASDAQ Global Market and we are subject to the Marketplace Rules of NASDAQ. Under Marketplace Rule 4350(i)(1)(D)(ii), we are required to obtain shareholder approval prior to the issuance of securities in connection with one or more transactions, other than a public offering, that involve:

(i)	the sale or issuance of Common Stock, or securities convertible into Common Stock, equal to 20% or more of our Common Stock outstanding before the issuance,

(ii)	at a price (or in the case of convertible securities, a conversion price) less than the greater of the book or market value of our Common Stock.

     Our issuance of the Third Tranche Shares and any shares issuable upon conversion of the Convertible Note under the Purchase Agreement, when aggregated with the First Tranche Shares and the second tranche Series D preferred stock shares, will result in the issuance of Common Stock, or securities convertible into Common Stock, equal to 20% or more of our Common Stock outstanding immediately before we entered into the Purchase Agreement on September 29, 2006. For purposes of the Marketplace Rule, the market value of our Common Stock is the closing bid price of $1.23 per share on the day immediately before we entered into the Purchase Agreement. Under the Purchase Agreement, we agreed to issue the Series D preferred stock and Common Stock at this “at market” price. However, due to the fact that (i) the conversion price of the Convertible Note will be equal to the per share offering price of each future Common Stock offering, if any, in which the Convertible Note is converted, and (ii) it is possible that the per share offering price of future Common Stock offerings may be less than $1.23 per share, we are advised that the overall sales price per common share equivalent of the securities issued under the Purchase Agreement (including the conversion price of the Convertible Note) may be deemed under the Marketplace Rule to be less than the $1.23 per share market value of our Common Stock immediately before we entered into the Purchase Agreement. We understand this analysis is required under the Marketplace Rule even though we have no current plan to complete a future Common Stock financing other than pursuant to the Purchase Agreement, nor any plan to complete a financing at a price of less than $1.23 per share. Accordingly, in order to ensure compliance with Marketplace Rule 4350(i)(1)(D)(ii), we are seeking shareholder approval of our issuance to LFB Biotech of the Third Tranche Shares and the Convertible Note.

     If our shareholders do not approve Proposal 2, we will not be able to complete the sale of the Third Tranche Shares or the Convertible Note to LFB Biotech under the Purchase Agreement. If our shareholders do not approve Proposal 2 or a similar proposal by June 30, 2007, LFB Biotech’s obligation to purchase the Third Tranche Shares and the Convertible Note will terminate.

No Appraisal Rights

     Under Massachusetts law, shareholders are not entitled to appraisal rights with respect to the issuance to LFB Biotech of the Third Tranche Shares and the Convertible Note.

Recommendation of our Board of Directors

     Our Board of Directors has determined that the issuance and sale of the share of Common Stock and the Convertible Note as contemplated more fully in the Purchase Agreement is advisable and in the best interests of our shareholders, and recommends that all shareholders vote “FOR” the approval of Proposal 2 at the special meeting.

Vote Required

     The affirmative vote of the holders of a majority of the votes cast on Proposal 2 at the special meeting is required to approve Proposal 2. In accordance with NASDAQ rules and regulations, the 5,000 shares of Series D preferred stock held by LFB Biotech, which have the voting power of 5,000,000 shares of Common Stock, will not be counted in this vote. Executed proxies with no instructions indicated thereon with respect to Proposal 2 will be voted for Proposal 2. If Proposal 2 is not approved, the issuance and sale of shares of our Common Stock and the Convertible Note to LFB Biotech will not be completed.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

ADDITIONAL INFORMATION

Deadline for Shareholder Proposals and Director Nominations

     If you wish to bring business before or propose director nominations at the 2007 Annual Meeting, and assuming the 2007 Annual Meeting of Shareholders is not held before April 25, 2007 or after June 24, 2007, you must give us written notice by March 10, 2007 (the date 75 days before the anniversary of the 2006 Annual Meeting).

     If you intend to bring such a proposal or nomination at the 2007 Annual Meeting, and you would like us to consider the inclusion of your proposal or nomination in our proxy statement for the meeting, you must provide us written notice of such proposal or nomination prior to December 23, 2006.

     Any shareholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information to Vice President, Corporate Communications, c/o GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702: (a) a brief statement outlining the reasons the nominee would be an effective director for GTC; (b)(i) the name, age and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of our Common Stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with GTC; and (c)(i) the shareholder’s name and record address and the name and address of the beneficial owner of shares of our Common Stock, if any, on whose behalf the proposal is made and (ii) the number of shares of our Common Stock that the shareholder and any such other beneficial owner beneficially own. The Nominating and Corporate Governance Committee may seek further information from or about the shareholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the shareholder and between the candidate and any such other beneficial owner.

Householding of Special Meeting Materials

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Vice President, Corporate Communications (508-620-9700 x5374). If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Cautionary Language Regarding Forward-Looking Statements

     This proxy statement, as well as the accompanying letter to shareholders dated October 23, 2006, contains forward-looking statements, including without limitation statements regarding our future clinical studies and expected benefits from our collaboration with LFB Biotech. These forward-looking statements can generally be identified by our use of words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “opportunity,” “plans,” “potential,” “predicts” or “will,” the negative of these words or words of similar meaning. These statements are based on our beliefs and assumptions, which in turn are based on currently available information. Our beliefs and assumptions could prove incorrect. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. These factors include, but are not limited to, those set forth under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 as filed with the SEC. In addition, new risks and uncertainties emerge from time to time, and it is not possible for us to predict which factors will arise or how they may affect us. You should not place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation, and do not intend, to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, in this prospectus, except as may be required by law.

Incorporation by Reference

     The Stock and Note Purchase Agreement between GTC Biotherapeutics, Inc. and LFB Biotechnologies S.A.S.U., dated September 29, 2006, which we filed as Exhibit 10.1 to our Current Report on Form 8-K filed on October 4, 2006, is incorporated by reference into, and should be considered part of, this proxy statement.

Annual Report and Other SEC Filings

     Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at www.gtc-bio.com. These and other SEC filings, including this proxy statement, are also available on the SEC’s website at www.sec.gov.

     A copy of these filings and any materials incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 (excluding exhibits), may be obtained, at no cost, by writing to Vice President, Corporate Communication, GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702.

              GTC BIOTHERAPEUTICS, INC.
              175 CROSSING BLVD.
              SUITE 410
              FRAMINGHAM, MA 01702

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by GTC Biotherapeutics, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to GTC Biotherapeutics, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GTCBO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GTC BIOTHERAPEUTICS, INC.

Vote on Proposals 1 and 2				For	Against	Abstain

1.	Proposal to amend the restated articles of organization to increase the number of authorized shares of Common Stock to 200,000,000 shares.			☐	☐	☐

2.	Proposal to approve the issuance of Common Stock and Convertible Note to LFB Biotechnologies.			☐	☐	☐

PLEASE DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Note:

Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each joint holder should personally sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes, please check the box at the right and write them on the back where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Please indicate if you plan to attend the meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GTC BIOTHERAPEUTICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS ON DECEMBER 5, 2006

     The undersigned shareholder of GTC Biotherapeutics, Inc. (“GTC”) hereby appoints Geoffrey F. Cox, John B. Green and Nathaniel S. Gardiner, or any of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of GTC that the undersigned is entitled to vote at the Special Meeting of Shareholders of GTC to be held on Tuesday, December 5, 2006, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS.

     THE UNDERSIGNED SHAREHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING EITHER A WRITTEN NOTICE OF REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE TO THE SECRETARY, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS
POSSIBLE USING THE ENCLOSED REPLY ENVELOPE

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)